Exhibit 99.3
UNAUDITED PRO FORMA CONDENSED COMBINED
FINANCIAL INFORMATION
     On November 3, 2009, Merck & Co., Inc. and Schering-Plough Corporation (“Schering-Plough”) combined in a stock and cash transaction. The transaction was structured as a “reverse merger” in which Schering-Plough, renamed Merck, continued as the surviving public corporation (referred to herein as “New Merck”). Merck & Co., Inc. was renamed Merck Sharp & Dohme Corp. (referred to herein as “Old Merck” or “Merck”) and became a wholly-owned subsidiary of New Merck. Under the terms of the merger agreement, each issued and outstanding share of Schering-Plough common stock was converted into the right to receive a combination of $10.50 in cash and 0.5767 of a share of the common stock of New Merck. Each issued and outstanding share of Merck common stock was automatically converted into a share of the common stock of New Merck. Based on the closing price of Merck stock on November 3, 2009, the consideration received by Schering-Plough shareholders is valued at $28.19 per share, or $49.4 billion in the aggregate. The cash portion of the consideration was funded with a combination of existing cash, including from the sale of Merck’s interest in Merial Limited, the sale or redemption of investments and the issuance of debt. Upon completion of the merger, each issued and outstanding share of Schering-Plough 6% Mandatory Convertible Preferred Stock not converted in accordance with the preferred stock designations remained outstanding as one share of 6% Mandatory Convertible Preferred Stock of New Merck having the rights set forth in the New Merck certificate of incorporation.
     The unaudited pro forma condensed combined financial statements set forth below give effect to the following transactions:
•	The merger with Schering-Plough for aggregate consideration of approximately $49.4 billion;

•	The issuance of common shares and the use of existing cash (including from the issuance of debt and the sale of Merck’s interest in Merial Limited) to fund the merger; and

•	The consolidation of the Merck/Schering-Plough cholesterol partnership joint venture which is now owned 100% by New Merck.
     The unaudited pro forma condensed combined financial statements give effect to the merger as if it had been completed on January 1, 2008 for income statement purposes, and as if it had been completed on September 30, 2009 for balance sheet purposes, subject to the assumptions and adjustments as described in the accompanying notes. The unaudited pro forma condensed combined financial statements were prepared in accordance with the regulations of the Securities and Exchange Commission (“SEC”) and should not be considered indicative of the financial position or results of operations that would have occurred if the merger had been consummated on the dates indicated, nor are they indicative of the future financial position or results of operations of the combined company. In accordance with the SEC regulations, the pro forma condensed combined statement of income does not reflect the potential realization of cost savings, or restructuring, or other costs relating to the integration of the two companies nor does it include any other items not expected to have a continuing impact on the combined results of the companies. Also, the pro forma condensed combined financial statements do not reflect any adjustment for amounts that may become payable as a result of the merger related to employee separations pursuant to the terms of certain existing Schering-Plough contractual employee benefit arrangements. The unaudited pro forma condensed combined financial statements should be read in conjunction with the:
•	separate historical consolidated financial statements and accompanying notes of Old Merck as of and for the year ended December 31, 2008 (incorporated by reference to Exhibit 99.1 of the Current Report on Form 8-K filed by Old Merck (SEC File No. 001-03305) on May 20, 2009);

•	separate unaudited condensed consolidated financial statements and accompanying notes of Old Merck as of and for the nine months ended September 30, 2009 (incorporated by reference to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2009 filed by Old Merck (SEC File No. 001-03305) on November 2, 2009);

•	separate historical consolidated financial statements and accompanying notes of New Merck (formerly Schering-Plough) as of and for the year ended December 31, 2008 included in Schering-Plough’s Annual Report on Form 10-K; and

•	separate unaudited condensed consolidated financial statements and accompanying notes of New Merck (formerly Schering-Plough) as of and for the nine months ended September 30, 2009 included in Schering-Plough’s Quarterly Report on Form 10-Q.
     The transactions contemplated by the merger agreement will be accounted for under the acquisition method of accounting in accordance with U.S. Generally Accepted Accounting Principles (“U.S. GAAP”). New Merck will account for the transaction by using Merck historical information and accounting policies and adding the assets and liabilities of Schering-Plough as of the completion date of the merger primarily at their respective fair values. Under the acquisition method, the total estimated purchase price (consideration transferred) as described in Note 1 to the unaudited pro forma condensed combined financial statements, was measured on November 3, 2009, the closing date of the merger. The assets and liabilities of Schering-Plough have been measured based on various preliminary estimates using assumptions that New Merck management believes are reasonable utilizing information currently available. Use of different estimates and judgments and finalization of analyses could yield materially different results.
     The process for estimating the fair values of in-process research and development, identifiable intangible assets and certain tangible assets requires the use of significant estimates and assumptions, including estimating future cash flows, developing appropriate discount rates, estimating the costs, timing and probability of success to complete in-process projects and projecting regulatory approvals. Transaction costs are not included as a component of consideration transferred, and are being expensed as incurred. The excess of the purchase price (consideration transferred) over the estimated amounts of identifiable assets and liabilities of Schering-Plough as of the effective date of the merger was allocated to goodwill. The purchase price allocation is subject to finalization of New Merck’s analysis of the fair value of the assets and liabilities of Schering-Plough as of the effective date of the merger. Accordingly, the purchase price allocation in the unaudited pro forma condensed combined financial statements is preliminary and will be adjusted upon completion of the final valuation. Such adjustments could be material. The final valuation is expected to be completed as soon as practicable but no later than one year after the consummation of the merger.
     In accordance with U.S. GAAP, assets acquired and liabilities assumed in a business combination that arise from contingencies are to be recognized at fair value if fair value can reasonably be estimated. If the fair value of an asset or liability that arises from a contingency cannot be determined, the asset or liability is recognized if it is probable that an asset existed or a liability has been incurred at the acquisition date and the amount of such asset or liability can be reasonably determined. If these criteria are not met, no asset or liability is recognized. Prior to the consummation of the merger, access to certain information was limited. New Merck has not yet completed its evaluation of the fair value of contingencies of Schering-Plough acquired in the merger; and therefore, the amounts are included at the same values reflected in Schering-Plough’s historical financial statements. Once New Merck completes its evaluation of contingencies, changes to these amounts may occur.
     For purposes of measuring the estimated fair value of the assets acquired and liabilities assumed as reflected in the unaudited pro forma condensed combined financial statements, New Merck used the fair value guidance under U.S. GAAP. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (an exit price). Market participants are assumed to be buyers and sellers in the principal (most advantageous) market for the asset or liability. Additionally, fair value measurements for an asset assume the highest and best use of that asset by market participants. As a result, New Merck may be required to value assets of Schering-Plough at fair value measures that do not reflect New Merck’s intended use of those assets. Use of different estimates and judgments could yield different results.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2009
(in millions)

			Merck/Schering-
	Historical		Plough Cholesterol	Pro Forma Adjustments (Note 3)
		Schering-	Partnership			Purchase		Pro Forma
	Merck	Plough	Adjustments (Note 2)	Reclassifications		Accounting		As Adjusted
Assets
Current Assets
Cash and cash equivalents	$21,816.9	$4,312.0	$187.0	$—		$(18,615.2	) (a)	$7,585.7
						(75.0	) (b)
						(40.0	) (c)
Short-term investments	439.4	487.0	—	—		—		926.4
Accounts receivable	3,803.9	3,127.0	142.8	—		—		7,073.7
Inventories	2,096.3	3,459.0	80.0	—		1,873.0	(d)	7,508.3
Deferred income taxes and other current assets	1,512.3	1,781.0	(62.5)	—		(711.8	) (e)	2,509.0
						(10.0	) (c)

Total current assets	29,668.8	13,166.0	347.3	—		(17,579.0)		25,603.1

Investments	464.6	—	—	—		—		464.6
Property, Plant and Equipment, at cost, net	11,613.8	6,924.0	—	198.0	(f)	—	(g)	18,735.8
Goodwill	1,439.0	2,879.0	—	—		19,080.0	(h)	20,519.0
						(2,879.0	) (h)

Other Intangibles, Net	555.9	5,981.0	—	—		36,693.0	(i)	44,802.9
						7,554.0	(i)(j)
						(5,981.0	) (i)

Other Assets	4,997.3	1,597.0	(303.7)	(198.0	) (f)	—		6,092.6

Total Assets	$48,739.4	$30,547.0	$43.6	$—		$36,888.0		$116,218.0

Liabilities and Equity
Current Liabilities
Loans payable and current portion of long-term debt	$866.8	$185.0	$—	$—		$—		$1,051.8
Trade accounts payable	568.4	1,709.0	(2.5)	—		—		2,274.9
Accrued and other current liabilities	5,311.3	2,963.0	107.2	(126.0	) (f)	80.0	(k)	8,335.5
Income taxes payable	474.8	232.0	—	—		—		706.8
Dividends payable	804.4	—	—	126.0	(f)	—		930.4

Total current liabilities	8,025.7	5,089.0	104.7	—		80.0		13,299.4

Long-Term Debt	8,204.7	8,033.0	—	—		894.0	(l)	17,131.7
Deferred Income Taxes and Noncurrent Liabilities	7,159.7	4,525.0	—	—		10,752.1	(e)	22,341.8
						(95.0	) (m)

Equity
Mandatory convertible preferred shares	—	2,500.0	—	—		(2,500.0	) (n)	—

Common shares	29.8	1,066.0	—	—		497.0	(a)	1,778.8
						(4.8	) (o1)
						32.0	(o2)
						1,224.8	(p)
						(1,066.0	) (n)

Other paid-in capital	8,542.4	5,340.0	—	—		29,989.0	(a)	39,538.5
						299.9	(q)
						(1,224.8	) (p)
						1,932.0	(o2)
						(5,340.0	) (n)

Retained earnings	47,693.1	10,737.0	(61.1)	—		7,576.0	(j)	38,022.1
						(75.0	) (b)
						(50.0	) (c)
						(80.0	) (k)
						(16,980.9	) (o1)
						(10,737.0	) (n)

Accumulated other comprehensive loss	(2,674.8)	(1,360.0)	—	—		1,360.0	(n)	(2,674.8)

Treasury stock, at cost	(30,683.3)	(5,383.0)	—	—		16,985.7	(o1)	(15,661.6)
						(1,964.0	) (o2)
						5,383.0	(n)

Total stockholders’ equity	22,907.2	12,900.0	(61.1)	—		25,256.9		61,003.0

Noncontrolling interests	2,442.1	—	—	—		—		2,442.1

Total equity	25,349.3	12,900.0	(61.1)	—		25,256.9		63,445.1

Total Liabilities and Equity	$48,739.4	$30,547.0	$43.6	$—		$36,888.0		$116,218.0

The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
Nine Months Ended September 30, 2009
(in millions except per share amounts)

			Merck/Schering-
	Historical		Plough Cholesterol	Pro Forma Adjustments (Note 3)
		Schering-	Partnership				Purchase		Pro Forma
	Merck	Plough	Adjustments (Note 2)	Reclassifications	Financing		Accounting		As Adjusted
Sales	$17,334.8	$13,539.0	$2,893.8	$—	$—		$—		$33,767.6
Costs, Expenses and Other
Materials and production	4,118.0	4,738.0	27.6	—	—		2,945.3	(t1)	11,427.9
							(401.0	) (t2)
Marketing and administrative	5,088.0	4,629.0	517.0	—	—		(105.7	) (u)	10,128.3
Research and development	3,873.5	2,580.0	139.0	—	—		—		6,592.5
Restructuring costs	144.1	133.0	—	—	—		(35.0	) (u)	242.1
Equity income from affiliates	(1,861.2)	(1,157.0)	2,201.5	—	—		—		(816.7)
Other (income) expense, net	(2,854.7)	297.0	—	—	84.9	(r1)	365.2	(r3)	(2,279.1)
					(110.0	) (r2)	(61.5	) (r4)

	8,507.7	11,220.0	2,885.1	—	(25.1)		2,707.3		25,295.0

Income Before Taxes	8,827.1	2,319.0	8.7	—	25.1		(2,707.3)		8,472.6
Taxes on Income	2,327.7	328.0	—	—	9.5	(s)	(592.8	) (s)	2,072.4

Net Income	6,499.4	1,991.0	8.7	—	15.6		(2,114.5)		6,400.2

Less: Net Income Attributable to Noncontrolling Interests	93.8	—	—	—	—		—		93.8

Net Income Attributable to Controlling Interests	6,405.6	1,991.0	8.7	—	15.6		(2,114.5)		6,306.4

Preferred Stock Dividends	—	113.0	—	—			(113.0	) (v)	—

Net Income Available to Common Shareholders	$6,405.6	$1,878.0	$8.7	$—	$15.6		$(2,001.5)		$6,306.4

Basic Earnings per Common Share	$3.03	$1.14							$2.02

Earnings per Common Share Assuming Dilution	$3.03	$1.13							$2.02

Weighted average common shares used to calculate earnings per share:
Basic	2,108.5	1,632.0							3,103.9	(w)
Diluted	2,110.6	1,639.0							3,108.6	(w)
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Income
Year Ended December 31, 2008
(in millions except per share amounts)

			Merck/Schering-
	Historical		Plough Cholesterol	Pro Forma Adjustments (Note 3)
		Schering-	Partnership					Purchase		Pro Forma
	Merck	Plough	Adjustments (Note 2)	Reclassifications		Financing		Accounting		As Adjusted
Sales	$23,850.3	$18,502.0	$4,397.3	$—		$—		$—		$46,749.6
Costs, Expenses and Other
Materials and production	5,582.5	7,307.0	38.0	—		—		3,927.1	(t1)	16,284.6
								(570.0	) (t2)
Marketing and administrative	7,377.0	6,823.0	839.0	54.0	(x)	—		—		15,093.0
Research and development	4,805.3	3,529.0	168.0	—		—		—		8,502.3
Restructuring costs	1,032.5	329.0	—	(54.0	) (x)	—		—		1,307.5
Equity income from affiliates	(2,560.6)	(1,870.0)	3,406.3	—		—		—		(1,024.3)
Other (income) expense, net	(2,318.1)	335.0	—	—		169.8	(r1)	487.0	(r3)	(1,248.3)
						160.0	(r5)	(82.0	) (r4)

	13,918.6	16,453.0	4,451.3	—		329.8		3,762.1		38,914.8

Income Before Taxes	9,931.7	2,049.0	(54.0)	—		(329.8)		(3,762.1)		7,834.8
Taxes on Income	1,999.4	146.0	—	—		(125.3	) (s)	(848.3	) (s)	1,171.8

Net Income	7,932.3	1,903.0	(54.0)	—		(204.5)		(2,913.8)		6,663.0

Less: Net Income Attributable to Noncontrolling Interests	123.9	—	—	—		—		—		123.9

Net Income Attributable to Controlling Interests	7,808.4	1,903.0	(54.0)	—		(204.5)		(2,913.8)		6,539.1

Preferred Stock Dividends	—	150.0	—	—		—		(150.0	) (v)	—

Net Income Available to Common Shareholders	$7,808.4	$1,753.0	$(54.0)	$—		$(204.5)		$(2,763.8)		$6,539.1

Basic Earnings per Common Share	$3.65	$1.08								$2.08

Earnings per Common Share Assuming Dilution	$3.63	$1.07								$2.08

Weighted average common shares used to calculate earnings per share:
Basic	2,135.8	1,625.0								3,131.2	(w)
Diluted	2,142.5	1,635.0								3,139.9	(w)
The accompanying notes are an integral part of these unaudited pro forma condensed combined financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS
(1) Calculation of Estimated Consideration Transferred and Preliminary Allocation of Consideration to Net Assets Acquired
Calculation of Estimated Consideration Transferred

(in millions except per share amounts)
Schering-Plough common stock shares outstanding at November 3, 2009 (net of treasury shares)	1,641.0
Conversion of Schering-Plough 6% Mandatory Convertible Preferred Stock	82.0	(a)

Shares eligible for conversion	1,723.0
Cash per share	$10.50

Cash consideration for outstanding shares	$18,091.5

Schering-Plough 6% Mandatory Convertible Preferred Stock make-whole dividend payments	$108.2

Value of Schering-Plough deferred stock units and certain stock option awards to be settled in cash	$415.5	(b)

Total cash consideration	$18,615.2

Shares eligible for conversion	1,723.0
Common stock exchange ratio per share	0.5767

Equivalent new company shares (par value $0.50)	994
Merck common stock share price on November 3, 2009	$30.67

Common stock equity consideration	$30,486.0

Fair value of other share-based compensation awards	$299.9	(b)

Total estimated consideration transferred	$49,401.1

(a)	For purposes of preparing these unaudited pro forma condensed combined financial statements, New Merck has assumed conversion of all outstanding Schering-Plough 6% Mandatory Convertible Preferred Stock in connection with the merger at the make-whole conversion rate as New Merck believes this would be most advantageous to those holders. Holders converting their preferred stock are entitled to receive a make-whole dividend payment equal to the present value of the dividends that would otherwise be payable in respect of those shares during the period from the conversion date through the mandatory conversion date on August 13, 2010 using a discount rate of 6.75%. Each share of preferred stock not so converted would result in a reduction of 8.2 shares of common stock issued and a per share reduction of $10.82 in the make-whole dividend payment.

(b)	Represents the fair value of Schering-Plough performance-based deferred stock unit and certain stock option and deferred stock unit replacement awards and the cash consideration paid to holders of certain other stock option and deferred stock units for precombination services. The fair value of replacement awards and cash payments made to settle vested awards attributable to precombination service are included in the estimated consideration transferred. Holders of Schering-Plough performance-based deferred stock units and certain stock options received replacement awards. Certain stock option holders have the right to receive cash in exchange for their options pursuant to the terms of those awards in certain circumstances. For purposes of preparing these unaudited pro forma condensed combined financial statements, New Merck has assumed these stock option holders will elect to receive cash for these awards. Holders of Schering-Plough deferred stock units issued after 2007 received replacement awards and holders of deferred stock units issued in 2007 and prior were converted into the right to receive cash as specified in the merger agreement. The fair value of outstanding Schering-Plough stock options, deferred stock units and performance-based deferred stock units for 2007 awards and prior, which immediately vested at the effective time of the merger, has been attributed to precombination service and included in the consideration transferred. Awards for 2008 and 2009 did not immediately vest upon completion of the merger. For these awards, the fair value of the awards attributed to precombination services is included as part of the consideration transferred and the fair value attributed to postcombination services will be recorded as compensation cost in the postcombination financial statements of the combined entity. The fair values attributed to the awards are preliminary and may be adjusted upon completion of the analyses of these awards.

Preliminary Allocation of Consideration Transferred to Net Assets Acquired

Identifiable intangible assets	$36,693.0
Property, plant and equipment	6,924.0
Inventories	5,310.0
Other non-current assets	1,597.0
Net working capital, excluding inventories and deferred taxes	4,040.0
Deferred income taxes, net	(12,408.9)
Long-term debt	(8,927.0)
Other long-term liabilities	(2,907.0)
Goodwill	19,080.0

Estimated purchase price to be allocated	$49,401.1

(2) Merck/Schering-Plough Cholesterol Partnership Adjustments
     The Merck/Schering-Plough cholesterol partnership was formed by Merck and Schering-Plough to develop and commercialize in the United States (and in 2001 expanded to include the world, excluding Japan) Schering-Plough’s proprietary cholesterol absorption inhibitor ezetimibe in the cholesterol management field: (i) as a stand-alone product (marketed in the United States as Zetia and outside the United States as Ezetrol ); (ii) as a fixed combination tablet with Merck’s simvastatin ( Zocor ) (marketed in the United States as Vytorin and outside the United States as Inegy ); and (iii) in co-administration with various approved statin drugs.
     As a result of the merger, New Merck acquired the non-controlling interest in the Merck/Schering-Plough cholesterol partnership and therefore obtained a controlling interest in the Merck/Schering-Plough cholesterol partnership. Previously Merck had a non-controlling interest. These unaudited pro forma condensed combined financial statements reflect (1) the consolidation of the Merck/Schering-Plough cholesterol partnership and (2) a related gain in accordance with U.S. GAAP (see Note 3(j)). Because the gain will not have a continuing impact, it is excluded from the unaudited pro forma condensed combined statement of income.
Balance Sheet
     Represents the consolidation of the Merck/Schering-Plough cholesterol partnership and the elimination of historical investment and related party balances that were reflected on the balance sheets of Merck and Schering-Plough. Also reflects the elimination of balances resulting primarily from the timing of recognition of certain transactions between Merck, Schering-Plough and the Merck/Schering-Plough cholesterol partnership, including milestone payments.
Income Statement
     Reflects the consolidation of the Merck/Schering-Plough cholesterol partnership and the elimination of equity earnings related to the Merck/Schering-Plough cholesterol partnership reflected in the historical financial statements of both Merck and Schering-Plough. Additionally, reflects the reclassification of certain costs, as well as the elimination of sales and associated materials and production costs reflected in the Merck/Schering-Plough cholesterol partnership historical results related to transactions that have not yet resulted in sales to third parties.
(3) Pro Forma Adjustments
Pro Forma Condensed Combined Balance Sheet
     (a) Reflects the issuance of common stock (see Note 1) and the use of cash and cash equivalents (after the receipt of proceeds from the financing transactions, the sale or redemption of investments and the sale of Merck’s interest in Merial Limited) to fund the purchase price. On June 25, 2009, the Company closed an underwritten public offering of $4.25 billion senior unsecured notes consisting of $1.25 billion aggregate principal amount of 1.875% notes due 2011, $1.0 billion aggregate principal amount of 4.00% notes due 2015, $1.25 billion aggregate principal amount of 5.00% notes due 2019 and $750 million aggregate principal amount of 5.850% notes due 2039. Proceeds from the notes were used to fund a portion of the cash consideration of the merger.
     (b) Reflects an estimate of New Merck’s remaining merger-related transaction costs (including advisory, legal and valuation fees) of $75 million. Approximately $35 million of such costs have been paid through September 30, 2009. These amounts are expensed as incurred. Because they will not have a continuing impact, they are not reflected in the unaudited pro forma condensed combined statement of income.
     (c) Reflects the payment of approximately $40 million of remaining commitment fees associated with various 364-day facilities amounting to $7.0 billion in the aggregate entered into in connection with the merger agreement. Also reflects the expense of $10 million of remaining deferred costs associated with these commitment fees paid but not yet amortized at September 30, 2009. Merck paid approximately $120 million of commitment fees during the first nine months of 2009. New Merck did not draw down on any of these facilities to finance the merger, but rather refinanced the facilities with long-term permanent debt financing (see (a)).
     (d) Reflects the adjustment of historical Schering-Plough and Merck/Schering-Plough cholesterol partnership inventories to estimated fair value. Prior to the merger date, Merck had limited information as to the specific nature of Schering-Plough inventory on hand. At this time, New Merck is in the process of evaluating information as to the components of raw materials, work in process and finished goods inventories. New Merck estimated the fair value adjustment to inventories using information as to the major categories of inventory by business segment (prescription pharmaceuticals, animal health and consumer health care) utilizing assumptions (including profit margins and turnover ratios) in the aggregate to establish net realizable value and by high level benchmarking of other relevant transactions within the industry utilizing similar valuation trends. The impact of this adjustment is not reflected in the unaudited pro forma condensed combined statement of income because the adjustment will not have a continuing impact; however, the inventory adjustment will result in an increase in materials and production costs in periods subsequent to the completion of the merger when the related inventories are sold.
     (e) Reflects estimated adjustments to net deferred taxes arising from the merger. Transactions involving the Merck/Schering-Plough cholesterol partnership were provided at a rate applicable for the taxing jurisdiction. New Merck assumed a combined U.S. federal and state statutory rate of 38.0% when estimating all other tax impacts of the merger, including deferred taxes for intangible assets, as well as an adjustment for estimated deferred taxes on Schering-Plough’s unremitted earnings for which no taxes had previously been provided, as it is New Merck’s intention to repatriate these earnings as opposed to permanently reinvesting them overseas. The amount of the undistributed earnings of $7.5 billion was obtained by reference to Schering-Plough’s Annual Report on Form 10-K for the year ended December 31, 2008. The adjustment to net deferred taxes also reflects the reversal of Schering-Plough’s valuation allowance, which includes amounts for tax credits that New Merck believes will be utilized based on currently available information. However, these credits are subject to complex calculations and limitations and therefore the amounts actually recognized could change and such change could be material. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities.
     (f) To reclassify Schering-Plough’s capitalized software costs of $198 million and dividends payable of $126 million consistent with Merck’s presentation.
     (g) Prior to the merger date, Merck had limited information as to the specific nature of Schering-Plough’s property, plant and equipment. New Merck is in the process of evaluating information as to the specific nature, age, condition and location of Schering-Plough’s property, plant and equipment and at this time cannot make a reasonable estimation of fair value or the corresponding adjustment to depreciation and amortization. For each $100 million fair value adjustment to property, plant and equipment, assuming a weighted-average useful life of 10 years, depreciation expense would change by approximately $10 million.
     (h) Reflects estimated goodwill from the purchase price allocation of $19.1 billion and the elimination of historical Schering-Plough goodwill of $2.9 billion.
     (i) Reflects an estimate of the purchase price to be allocated to Schering-Plough’s acquired identifiable intangible assets and acquired in-process research and development projects and the elimination of historical Schering-Plough intangible assets. The fair value of identifiable intangible assets for the prescription pharmaceutical business segment is determined primarily using the “income approach,” which utilizes a forecast of expected future net cash flows. The income approach is also applied to the intangible assets of the consumer health business segment. The fair value of the intangible assets of the animal health business segment is based on benchmarking of similar publicly available transactions within the industry segment. New Merck’s valuation assumes that the Remicade product rights are retained by New Merck (an issue currently in arbitration), and also includes other major products such as Nasonex, Temodar, PegIntron and Clarinex, Merck/Schering-Plough cholesterol partnership products Zetia and Vytorin, as well as Schering-Plough’s other pharmaceutical, animal health and consumer healthcare products and projects still in the research and development phase. In particular, New Merck’s estimates of revenues and associated costs of the acquired in-process research and development programs were based on relevant industry and therapeutic area growth drivers and factors; current and expected trends in technology and product life cycles; the time and investment that will be required to develop products and technologies; the ability to obtain marketing and regulatory approvals; the ability to manufacture and commercialize the products; the extent and timing of potential new product introductions by our competitors; the amount of revenues that will be derived from the products; and the appropriate discount rates to use in the analysis. The discount rates used are commensurate with the uncertainties associated with the economic estimates described above, as well as the risk profile of the cash flows utilized in the value. The probability-adjusted future cash flows which reflect the different stages of development of each product are then present valued utilizing the appropriate discount rate. Prior to the merger date, Merck had limited information as to the amount, timing and risk of cash flows of all Schering-Plough’s intangible assets, particularly those assets still in the early research and development phases. For purposes of preparing the unaudited pro forma condensed combined financial statements, New Merck used publicly available information and market participant assumptions such as historical product revenues, Schering-Plough’s existing cost structure, and certain other high-level assumptions. Estimated weighted average useful lives for products and product rights were determined based on the estimated patent expiration of the underlying product. The estimated fair values and estimated weighted average useful lives are as follows:

		Estimated
		Weighted
	Estimated	Average
	Fair Value	Useful Life
Products and product rights	$36,117	9 years
Tradenames	705	14 years
Tradenames — indefinite lived	420	—
In-process research and development	7,005	Indefinite-lived*

	$44,247

*	These amounts will be capitalized and accounted for as indefinite-lived intangible assets, subject to impairment testing until completion or abandonment of the projects. Upon successful completion of each project, New Merck will make a separate determination as to the useful life of the assets and begin amortization.
     New Merck’s evaluation of Schering-Plough’s intangible assets is in progress. Once New Merck finishes its evaluation as to the specifics of Schering-Plough’s intangible assets, the estimated values assigned to the intangible assets and/or the associated estimated weighted-average useful life of the intangible assets will likely be different than that reflected in these unaudited pro forma condensed combined financial statements and the differences could be material.
     (j) Represents the fair value adjustment associated with Merck’s previously held equity interest in the Merck/Schering-Plough cholesterol partnership resulting in a gain, substantially all of which is reflected as a corresponding fair value adjustment to intangible assets and the remainder as an adjustment to inventory. Under U.S. GAAP, a business combination in which an acquirer holds a noncontrolling equity investment in the acquiree immediately before obtaining control of that acquiree is referred to as a “step acquisition,” which requires that the acquirer remeasure its previously held equity interest in the acquiree at its acquisition-date fair value and recognize the resulting gain or loss in earnings.

     (k) Represents an estimated adjustment to conform the accounting policies of both Schering-Plough and the Merck/Schering-Plough cholesterol partnership for legal defense costs to Merck’s policy. This adjustment represents the approximate amount that would have been recognized in the historical financial statements of Schering-Plough and the Merck/Schering-Plough cholesterol partnership had they followed Merck’s policy election in this area.
     (l) Reflects an adjustment of Schering-Plough’s historical debt values to estimated fair values. The estimated fair values of Schering-Plough’s long-term debt results in an increase to long-term debt of $894 million. The carrying value of debt with an original maturity of less than one year approximates market value.
     (m) Reflects the elimination of deferred revenue recorded by Schering-Plough as New Merck has no legal performance obligation.
     (n) Reflects the elimination of the historical equity of Schering-Plough. Additionally, these unaudited pro forma condensed combined financial statements assume conversion of all outstanding Schering-Plough 6% Mandatory Convertible Preferred Stock (see Note 1).
     (o) Reflects the following pursuant to the merger agreement, as amended:
     (1) The cancellation of certain historical Merck treasury shares.
     (2) The conversion of certain historical Schering-Plough treasury shares into New Merck treasury shares. The remaining Schering-Plough treasury shares were cancelled.
     (p) Reflects an adjustment for the change in par value from $0.01 for Merck historical common stock to $0.50 for the common stock of New Merck in accordance with the merger agreement.
     (q) Represents the fair value of Schering-Plough stock option, performance-based deferred stock unit and certain deferred stock unit replacement awards attributable to precombination services that will be exchanged for New Merck awards (see Note 1).
Pro Forma Condensed Combined Statement of Income
     (r) Reflects the following:
     (1) An adjustment to increase annual interest expense by $170 million ($85 million of additional expense for nine months) associated with the June 25, 2009 issuance of $4.25 billion of permanent debt financing to partially fund the merger (see (a)). The weighted average interest rate associated with this debt is 4%.
     (2) Reflects an adjustment to historical Merck results for commitment fees of $110 million recognized in the first nine months of 2009, as all of the commitment fees are assumed to be recognized in 2008 (see r(5)).
     (3) A reduction in annual interest income of $487 million ($365 million for nine months) resulting from the assumed utilization of cash to partially fund the merger. The estimate was calculated using a weighted-average interest rate of 2.6% derived from actual interest rates realized by Merck in 2008.
     (4) Amortization of $82 million ($62 million for nine months) associated with an increase in Schering-Plough debt to fair value which is amortized over the weighted-average remaining life of the obligations.
     (5) The expense of $160 million of commitment fees associated with the various 364-day facilities entered into in connection with the merger agreement. New Merck did not draw down on any of these facilities, but rather refinanced the facilities with long-term permanent debt financing (see (a)).
     (s) For purposes of determining the estimated income tax expense for adjustments reflected in the unaudited pro forma condensed combined statement of income, a combined U.S. federal and state statutory rate of 38.0% has been used, except with respect to the amortization of intangible assets associated with Merck/Schering-Plough cholesterol partnership products Zetia and Vytorin which was provided for at a rate appropriate for the applicable taxing jurisdiction. The effective tax rate of the combined company could be significantly different than the rates assumed for purposes of preparing the unaudited pro forma condensed combined financial statements for a variety of factors, including post-merger activities.
     (t) Reflects the following:
     (1) An estimate of annual amortization expense of $3.9 billion ($2.9 billion for nine months) for identifiable intangible assets at their estimated fair values over a weighted average useful life of approximately 9 years.
     (2) The elimination of historical Schering-Plough intangible amortization of $570 million for the full year of 2008 and $401 million for the nine months ended September 30, 2009.
     (u) Reflects an adjustment of $106 million of Merck merger-related costs, which include transaction costs (advisory, legal and valuation fees), as well as integration and other related costs, and $35 million of Schering-Plough merger-related costs which do not have a continuing impact and therefore are not reflected in the unaudited pro forma condensed combined statement of income.
     (v) Represents the elimination of dividends on Schering-Plough 6% Mandatory Convertible Preferred Stock assuming conversion of these shares into common stock as of January 1, 2008 in connection with the merger (see Note 1).
     (w) Represents adjusted weighted average shares outstanding after giving effect to the issuance of 994 million common shares to Schering-Plough shareholders pursuant to the merger (see Note 1) which are assumed outstanding for all of 2008 and for the nine months ended September 30, 2009.
     (x) Reflects the reclassification of historical Schering-Plough integration costs, associated with a previous Schering-Plough acquisition, consistent with Merck’s presentation.